Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
June 04, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Appointment of Phil Lister as CFO

THE WOODLANDS, TX – Huntsman Corporation (NYSE: HUN) today announced the appointment of Phil Lister as Executive Vice President and Chief Financial Officer, effective July 1, 2021. He will replace longtime Company veteran Sean Douglas, who recently accepted a full-time calling to The Church of Jesus Christ of Latter-day Saints. Mr. Lister will report to Huntsman's Chairman, President and CEO, Peter Huntsman, and will oversee the Company's Accounting, Financial Reporting, Financial Planning and Analysis, Corporate Development, Information Technology, Internal Audit, Investor Relations, Tax and Treasury functions.

Mr. Lister has spent his entire career at Huntsman or its predecessors, starting in the polyurethanes division of Imperial Chemical Industries, which Huntsman acquired in 1999. He brings to this new role 25 years of experience and an extensive background in financial planning and operations, business management, and strategic development at both divisional and corporate levels, most recently in his current position as Vice President of Corporate Development. As VP, Corporate Development, Mr. Lister successfully completed a series of acquisitions and dispositions critical to the execution of the Company's key strategic initiatives. These transactions, valued at more than $3.5 billion, have resulted in a significant transformation of the Company's portfolio.

"After an extensive review of both internal and external candidates, we are pleased to announce the appointment of Phil Lister," Mr. Huntsman said. "As the head of M&A, Phil has been instrumental in executing the Company's portfolio management strategy. He has completed seven transactions in the past three years, that have allowed us to focus further downstream and on our specialty businesses, reduce our debt, strengthen our balance sheet, and improve our trading multiple. In short, Phil has played and is playing a vital role in the remaking of our business."

"As our Company continues to aggressively transform organically and through acquisitions, Phil's 25 years of experience, knowledge and strategic vision will only strengthen our continuous efforts to create further shareholder value," Mr. Huntsman added.

Mr. Lister holds a bachelor's degree in Business and German from the University of Birmingham, U.K., and is a member of the Chartered Institute of Management Accountants.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, ability to achieve projected synergies, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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